UNITED STATES SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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KOS PHARMACEUTICALS, INC.

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Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, New Jersey 08512-3618
(609) 495-0500
March 24, 2006
To Our Shareholders:
     On behalf of the Board of Directors of Kos Pharmaceuticals, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the W Hotel New York, 541 Lexington Avenue, New York, NY 10022, on Thursday, April 27, 2006, at 10:00 a.m., local time. A Notice of the Annual Meeting, a form of proxy, and a Proxy Statement containing information about the matters to be acted on at the Annual Meeting are enclosed.
     We urge you to attend the Annual Meeting. It is an excellent opportunity for the Company’s management to discuss the Company’s progress with you in person.
     It is important that your shares be represented at the Annual Meeting, whether in person or by proxy. To facilitate your participation in the Annual Meeting, regardless of whether you plan to attend in person, please complete, sign, date, and promptly return the enclosed proxy. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person, even if you have previously returned your form of proxy, by following the procedures set forth in the Proxy Statement.
     We look forward to seeing you on April 27th.

Yours truly, Adrian Adams President and Chief Executive Officer

Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, New Jersey 08512-3618

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Thursday, April 27, 2006

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of Kos Pharmaceuticals, Inc. (the “Company”) will be held at the W Hotel New York, 541 Lexington Avenue, New York, NY 10022, on Thursday, April 27, 2006, at 10:00 a.m., for the following purposes:
1.	To elect eleven directors to serve on the Company’s Board of Directors until the 2007 Annual Meeting of Shareholders;

2.	To amend and restate the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan (the “Plan”) (i) to increase from 17,000,000 to 22,000,000 the number of shares of the Company’s Common Stock that may be issued thereunder; (ii) to provide for the granting of restricted stock; (iii) to extend the termination date under the Plan to June 20, 2016; and (iv) to make certain other amendments to the Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.
     The Board of Directors has fixed the close of business on March 1, 2006, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.
ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. ALL SHAREHOLDERS ALSO ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS, ADRIAN ADAMS President and Chief Executive Officer

Cranbury, New Jersey
March 24, 2006

Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, New Jersey 08512-3618
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2006

PROXY STATEMENT

TIME, DATE, AND PLACE OF ANNUAL MEETING
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kos Pharmaceuticals, Inc. (the “Company”) of proxies from the holders of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m., on Thursday, April 27, 2006, at the W Hotel New York, 541 Lexington Avenue, New York, NY 10022, and at any adjournments or postponements thereof (the “Annual Meeting”), pursuant to the enclosed Notice of Annual Meeting.
     The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is March 29, 2006. Shareholders should review the information provided in this Proxy Statement in conjunction with the Company’s Annual Report to Shareholders, which accompanies this Proxy Statement. The Company’s principal executive offices are located at 1 Cedar Brook Drive, Cranbury, New Jersey 08512-3618, and its telephone number is (609) 495-0500.
INFORMATION CONCERNING PROXY
     The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company’s Corporate Secretary at the Company’s headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.
     The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PURPOSES OF THE ANNUAL MEETING
     At the Annual Meeting, the Company’s shareholders will consider and act upon the following matters:
1.	To elect eleven directors to serve on the Company’s Board of Directors until the 2007 Annual Meeting of Shareholders;

2.	To amend and restate the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan (the “Plan”) (i) to increase from 17,000,000 to 22,000,000 the number of shares of the Company’s Common Stock that may be issued thereunder; (ii) to provide for the granting of restricted stock; (iii) to extend the termination date under the Plan to June 20, 2016; and (iv) to make certain other amendments to the Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.
     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below, (b) to amend and restate the Plan (i) to increase from 17,000,000 to 22,000,000 the number of shares of the Company’s Common Stock that may be issued thereunder; (ii) to provide for the granting of restricted stock; (iii) to extend the termination date under the Plan until June 20, 2016; and (iv) to make certain other amendments to the Plan, and (c) for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder’s shares will be voted in accordance with the specification so made.
OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
     The Board of Directors has set the close of business on March 1, 2006, as the record date (the “Record Date”) for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 46,943,617 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.
     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required to amend and restate the Plan (i) to increase from 17,000,000 to 22,000,000 the number of shares of the Company’s Common Stock that may be issued thereunder; (ii) to provide for the granting of restricted stock; (iii) to extend the termination date under the Plan until June 20, 2016; and (iv) to make certain other amendments to the Plan. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting before adjournment is taken.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the Annual Meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the Annual Meeting, and the validity and effect of proxies, and shall receive, count, and tabulate ballots and votes, and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.
     A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner’s shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares that are not represented at the Annual Meeting, either in person or by proxy, will not be considered to have cast votes on any matters addressed at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of March 10, 2006, by: (i) each person known to the Company to beneficially own more than 5% of the Common Stock; (ii) the Company’s Named Executive Officers (as defined below); (iii) each of the Company’s directors and nominees; and (iv) all directors and executive officers of the Company as a group. The calculation of the percentage of outstanding shares is based on 47,030,251 shares outstanding on March 10, 2006, adjusted, where appropriate, for shares of stock beneficially owned but not yet issued. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder’s shares.

	Amount of Beneficial Ownership
	of Common Stock
	Total Shares	Percentage of
Name of Beneficial Owner	Beneficially Owned	Outstanding Shares
Michael Jaharis(1)	24,461,068	51.8%
Daniel M. Bell(2)	705,256	1.5%
Robert E. Baldini(3)	72,898	*
Adrian Adams(4)	582,528	1.2%
Kevin P. Clarke	—	—
Richard A. King(5)	123,657	*
Christopher P. Kiritsy(6)	163,000	*
Andrew I. Koven(7)	30,945	*
Mark E. McGovern, M.D.(8)	78,348	*
Ralf H. Rosskamp (9)	37,319	*
John Brademas, Ph.D.(10)	251,000	*
Kevin T. Ferro.(10)	25,000	*
Steven Jaharis, M.D.(11)	10,579,349	22.4%
Nicolaos E. Madias, M.D.(10)	150,000	*
Mark Novitch, M.D.(12)	243,000	*
William D. Pruitt(10)	25,000	*
Frederick B. Whittemore(10)	171,000	*
All Executive Officers and Directors as a group (17 persons)(13)	27,120,021	68.7%
5% Shareholders:
Kathryn Jaharis (14)	10,579,349	22.4%
Mary Jaharis (15)	10,579,350	22.4%
Wilson Point Holdings, LP (16) 499 Park Avenue, 6th Floor New York, NY 10022	10,579,349	22.4%
Jaharis Holdings, LLC (17) 499 Park Avenue, 6th Floor New York, NY 10022	10,579,349	22.4%

*	Less than 1 percent

(1)	Includes one share that Mr. Jaharis owns jointly with his wife, 7,610,000 shares held by Kos Holdings, Inc., and 960,069 shares held by Kos Investments, Inc. Mr. Jaharis is the controlling shareholder of both Kos Holdings, Inc. and Kos Investments, Inc. Also includes 10,579,349 shares held by Mary Jaharis, Kathryn Jaharis, Steven Jaharis, Wilson Point Holdings, LP and Jaharis Holdings, LLC as members of a Section 13(d) group.

(2)	Includes 668,750 shares of Common Stock that may be purchased by Mr. Bell pursuant to options that are currently exercisable or are exercisable within 60 days. Does not include any shares of Common Stock owned by Kos Holdings, Inc. or Kos Investments, Inc., in which Mr. Bell has an indirect ownership interest of less than ten percent through Kos Investments, Inc.

(3)	Includes 69,375 shares of Common Stock that may be purchased by Mr. Baldini pursuant to options that are currently exercisable or are exercisable within 60 days.

(4)	Includes 578,750 shares of Common Stock that may be purchased by Mr. Adams pursuant to options that are currently exercisable or are exercisable within 60 days.

(5)	Includes 119,750 shares of Common Stock that may be purchased by Mr. King pursuant to options that are currently exercisable or are exercisable within 60 days.

(6)	Includes 160,000 shares of Common Stock that may be purchased by Mr. Kiritsy pursuant to options that are currently exercisable or are exercisable within 60 days. Mr. Kiritsy formerly served as an executive officer of the Company. He resigned from all officer positions effective May 20, 2005.

(7)	Includes 30,625 shares of Common Stock that may be purchased by Mr. Koven pursuant to options that are currently exercisable or are exercisable within 60 days.

(8)	Includes 73,750 shares of Common Stock that may be purchased by Dr. McGovern pursuant to options that are currently exercisable or are exercisable within 60 days.

(9)	Includes 37,000 shares of Common Stock that may be purchased by Dr. Rosskamp pursuant to options that are currently exercisable or are exercisable within 60 days.

(10)	Consists of shares of Common Stock that may be purchased pursuant to options that are currently exercisable or are exercisable within 60 days.

(11)	Includes 219,000 shares of Common Stock that may be purchased by Dr. Jaharis pursuant to options that are currently exercisable or are exercisable within 60 days. Also includes an aggregate 10,237,926 shares held by Mary Jaharis, Kathryn Jaharis, Wilson Point Holdings, LP and Jaharis Holdings, LLC as members of a Section 13(d) group. Does not include any shares of Common Stock owned by Kos Investments, Inc. or Kos Holdings, Inc., in which Dr. Jaharis has an indirect ownership interest through Kos Investments, Inc. of less than ten percent.

(12)	Includes 241,000 shares of Common Stock that may be purchased by Dr. Novitch pursuant to options that are currently exercisable or are exercisable within 60 days.

(13)	Includes 3,039,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or are exercisable within 60 days.

(14)	Includes an aggregate of 10,412,774 shares held by Mary Jaharis, Steven Jaharis, Wilson Point Holdings, LP and Jaharis Holdings, LLC as members of a Section 13(d) group. Does not include any shares of Common Stock owned by Kos Investments, Inc. or Kos Holdings, Inc., in which Mrs. Jaharis has an indirect ownership interest through Kos Investments, Inc. of less than ten percent.

(15)	Includes one share that Mrs. Jaharis owns jointly with her husband, and an aggregate of 10,149,647 shares held by Kathryn Jaharis, Steven Jaharis, Wilson Point Holdings, LP and Jaharis Holdings, LLC as members of a Section 13(d) group.

(16)	Includes an aggregate of 6,737,700 shares held by Mary Jaharis, Kathryn Jaharis, Steven Jaharis and Jaharis Holdings, LLC as members of a Section 13(d) group.

(17)	Includes an aggregate of 8,579,349 shares held by Mary Jaharis, Kathryn Jaharis, Steven Jaharis and Wilson Point Holdings, LP as members of a Section 13(d) group.

PROPOSAL 1:
ELECTION OF DIRECTORS
     At the Annual Meeting, eleven directors are to be elected to hold office until the 2007 Annual Meeting of Shareholders and until their successors have been elected and qualified. The eleven nominees for election as directors are Michael Jaharis, Daniel M. Bell, Robert E. Baldini, Adrian Adams, John Brademas, Ph.D., Kevin T. Ferro, Steven Jaharis, M.D., Nicolaos E. Madias, M.D., Mark Novitch, M.D., William D. Pruitt, and Frederick B. Whittemore. Each nominee is currently a member of the Board of Directors. Information concerning each of the nominees is set forth below. The persons named in the enclosed proxy card have advised that, unless otherwise directed on the proxy card, they intend to vote FOR the election of each of the nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.
Recommendation
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES TO SERVE ON THE COMPANY’S BOARD OF DIRECTORS UNTIL THE COMPANY’S 2007 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Directors	Age	Position With The Company
Michael Jaharis	77	Chairman Emeritus of the Board
Daniel M. Bell	63	Chairman of the Board
Robert E. Baldini	75	Vice Chairman of the Board
Adrian Adams	55	President and Chief Executive Officer
John Brademas, Ph.D.	79	Director(1)(3)
Kevin T. Ferro	35	Director
Steven Jaharis, M.D.	46	Director
Nicolaos E. Madias, M.D.	61	Director(2)(3)
Mark Novitch, M.D.	73	Director(2)(3)
William D. Pruitt	65	Director(1)
Frederick B. Whittemore	75	Director(1)(2)(3)

(1)	Member of Audit Committee

(2)	Member of Compensation and Stock Option Committee

(3)	Member of Governance, Compliance and Nominating Committee
     Michael Jaharis, a founder of the Company, funded the operations of the Company since its inception and until the Company’s Initial Public Offering of its Common Stock (“IPO”). Mr. Jaharis served as Chairman of the Company’s Board of Directors from the Company’s inception through December 31, 2001. Effective January 1, 2002, Mr. Jaharis was appointed Chairman Emeritus of the Board. In these positions, Mr. Jaharis has been actively involved in the development of the Company’s business strategy and in critical implementation decisions. From 1972 until 1986, Mr. Jaharis served as the President and Chief Executive Officer of Key Pharmaceuticals, Inc. (“Key Pharmaceuticals”). Key Pharmaceuticals was acquired by Schering-Plough Corporation in 1986. Mr. Jaharis also serves on the Board of Directors of Kos Investments, Inc. and Kos Holdings, Inc., and serves as a Director of Arisaph Pharmaceuticals, Inc. He also serves as a Trustee Emeritus of Tufts University, is the Chairman of the Board of Overseers of Tufts University School of Medicine, is the Vice

Chairman of the Greek Orthodox Archdiocese of America, is a Director on the Board of Directors of the Alexander S. Onassis Public Benefit Foundation, is a Director of the Jaharis Family Foundation, Inc. and is a Member of the Columbia University Medical Center Board of Visitors.
     Daniel M. Bell, a founder of the Company, served as a Director and Chief Executive Officer of the Company since its inception through December 31, 2001. From inception through April 26, 2001, Mr. Bell was also the Company’s President. Effective June 11, 2001, Mr. Bell was appointed Chairman of the Company’s Board of Directors. Mr. Bell also serves as a director of Kos Investments, Inc. and Kos Holdings, Inc. From 1983 to 1986, Mr. Bell was employed by Key Pharmaceuticals, where Mr. Bell served as its Executive Vice President and Chief Operating Officer at the time of its acquisition by Schering-Plough in June 1986.
     Robert E. Baldini has served as Vice Chairman of the Board since July 1996, as a senior marketing consultant to the Company since April 1996, and as the Company’s Chief Sales and Marketing Officer from February 1998 until January 2002. In these positions, Mr. Baldini served as an executive officer of the Company. In addition to performing services for the Company, Mr. Baldini served as a director of Ascent Pediatrics, Inc. Mr. Baldini served Key Pharmaceuticals from 1982 to 1986 as Senior Vice President of Sales and Marketing. Following its acquisition by Schering-Plough, he continued with the Key Pharmaceuticals Division of Schering-Plough until 1995, last serving as its President. Mr. Baldini is currently a member of the Seton Hall University Board of Regents. He also serves as a director of Arisaph Pharmaceuticals, Inc.
     Adrian Adams joined the Company effective April 26, 2001, as President and Chief Operating Officer. Effective January 1, 2002, Mr. Adams succeeded Mr. Bell as the Company’s Chief Executive Officer and was also elected to the Company’s Board of Directors. Prior to joining the Company, Mr. Adams served as President and Chief Executive Officer of Novartis Pharmaceuticals in Europe. Mr. Adams also served SmithKline Beecham Pharmaceuticals from 1992 to 1999 in various national and international capacities, last serving as President of its Canadian subsidiaries. Mr. Adams also serves as Chairman of the Board of Directors of Arisaph Pharmaceuticals, Inc. and as a director of Neurocrine Biosciences, Inc.
     John Brademas, Ph.D. has served as a Director of the Company since the completion of the Company’s IPO. Dr. Brademas has been President Emeritus of New York University since 1992. Prior to 1992, he was President of New York University for eleven years and was the U.S. Representative in Congress for Indiana’s Third District for twenty-two years. Dr. Brademas serves as a director of Loews Corporation and InsurBanc. He is a former Chairman of the Federal Reserve Bank of New York and a former director of the New York Stock Exchange.
     Kevin T. Ferro was appointed as a Director of the Company effective July 29, 2004. Mr. Ferro is the founder, Chief Executive Officer and Chief Investment Officer of Ferro Capital, LLC, a registered investment advisor with the SEC. Prior to forming Ferro Capital in 2001, Mr. Ferro was the Global Head of Alternative Investment Strategies for Commerzbank Securities in New York and Frankfurt, Germany, from 1998 to 2001. Previous to Commerzbank, he worked at D. E. Shaw & Co. LP, an investment firm in New York City from 1994 to 1998, last serving as Vice President. Mr. Ferro also serves as a director of Arisaph Pharmaceuticals, Inc.
     Steven Jaharis, M.D. has served as a Director of the Company since its inception. Dr. Jaharis is the son of Michael Jaharis. Dr. Jaharis has been a practicing physician since 1990 and currently serves as a family practitioner in Winnetka, Illinois. Dr. Jaharis serves on the Board of Overseers of Tufts University School of Medicine, on the Board of Managers of Haverford College and as a director of Arisaph Pharmaceuticals, Inc.

     Nicolaos E. Madias, M.D. was appointed as a Director of the Company effective January 31, 2002. Dr. Madias has been a practicing physician since 1976 at the Tufts-New England Medical Center, where he has held various positions including Chief of the Division of Nephrology, a position held from 1982 to 1999. Between 1999 and February 2004, Dr. Madias served as Executive Academic Dean of Tufts University School of Medicine, and as Interim Dean during 2003. Dr. Madias currently serves as Chairman of the Department of Medicine at Caritas St. Elizabeth’s Medical Center, Chief Academic Officer of the Caritas Christi Health Care System, and Maurice S. Segal, M.D. Professor of Medicine at Tufts University School of Medicine.
     Mark Novitch, M.D. has served as a Director of the Company since the completion of the Company’s IPO. Dr. Novitch served as Professor of Health Care Sciences at George Washington University from 1994 to 1997 and as Adjunct Professor from 1997 to 2001. Dr. Novitch was with The Upjohn Company from 1985 to 1993, last serving as Vice Chairman. From 1971 to 1985, Dr. Novitch was with the FDA, serving as Deputy Commissioner from 1981 to 1985. Dr. Novitch serves as a director of Alteon, Inc., Guidant Corporation, and Neurogen Corporation.
     William D. Pruitt, CPA was appointed as a Director of the Company effective February 2, 2005. From April 2002 to March 2004, Mr. Pruitt served as a consultant to Ernst & Young, LLP, assisting such firm in various client marketing and retention initiatives. Mr. Pruitt is currently engaged in various private business ventures. Mr. Pruitt was the managing partner for Florida, the Caribbean and Venezuela for Arthur Andersen LLP from 1980 until 1999. Mr. Pruitt also serves as a director of PBS&J Corporation and Adjoined Consulting, Inc.
     Frederick B. Whittemore has served as a Director of the Company since the completion of the Company’s IPO. Mr. Whittemore has been with Morgan Stanley since 1958 and presently serves as Advisory Director. Mr. Whittemore also serves as a director of Chesapeake Energy Corporation, Maxcor Financial Group, Inc., and Southern Pacific Petroleum N.L.
Other Executive Officers(*)

Name	Age	Position With The Company
Kevin P. Clarke	46	Executive Vice President, Chief Financial Officer
Richard A. King	41	Executive Vice President, Commercial Operations
Andrew I. Koven	48	Executive Vice President, General Counsel and Corporate Secretary
Mark E. McGovern	52	Executive Vice President, Chief Medical Officer
Ralf Rosskamp	53	Executive Vice President, Research and Development

(*)	Christopher P. Kiritsy formerly served as an executive officer of the Company. He resigned from all officer positions effective May 20, 2005.
     Kevin P. Clarke joined the Company in November 2005 and currently serves as Executive Vice President, Chief Financial Officer. Prior to joining the Company, Mr. Clarke was employed by Bear Stearns & Co. since 1992, last serving as Senior Managing Director, Head of Healthcare M&A, where Mr. Clarke was responsible for healthcare mergers and acquisitions. Prior to 1992, Mr. Clarke was employed by Kidder, Peabody & Co., last serving as Vice President, Investment Banking — Mergers & Acquisitions.
     Richard A. King joined the Company in February 2002 and currently serves as Executive Vice President, Commercial Operations. Prior to joining the Company, Mr. King was employed by Solvay Pharmaceuticals since 2000 as Senior Vice President of Commercial Operations. Prior to 2000, Mr. King had been employed by Lederle Laboratories and by SmithKline Beecham Pharmaceuticals in various national and international sales and marketing management positions.

     Andrew I. Koven joined the Company in August 2003 and currently serves as Executive Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Mr. Koven held the position of Senior Vice President, General Counsel at Lavipharm Laboratories, Inc. since 2000. Prior to 2000, Mr. Koven had been employed by Warner-Lambert Company, most recently as Assistant General Counsel, Pharmaceuticals, North America.
     Mark E. McGovern, M.D. joined the Company in March 1997 and currently serves as Executive Vice President, Chief Medical Officer. Prior to joining the Company, Dr. McGovern had been employed since 1986 by Bristol-Myers Squibb Company, last serving as Executive Director, Heart Failure/Atherosclerosis Clinical Research. Dr. McGovern is board certified in cardiology and internal medicine.
     Ralf Rosskamp, M.D. joined the Company in October 2003 and currently serves as Executive Vice President, Research and Development. Prior to joining the Company, Dr. Rosskamp had been employed since 1990 by Aventis Pharma, last serving as Vice President, Clinical Research; Therapeutic Area Metabolism/Endocrinology/Rheumatology/Bone. Dr. Rosskamp also serves as a director of Arisaph Pharmaceuticals, Inc.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES
     During the year ending December 31, 2005, the Board of Directors held four regularly scheduled meetings and three telephonic meetings. During such year, all directors attended at least 75 percent of the meetings of the Company’s Board of Directors and committees of which they were a member. In addition to attending meetings, directors discharge their responsibilities through review of Company reports to directors and correspondence and telephone conferences with the Company’s executive officers, key employees, and others regarding matters of interest to the Company. The Board of Directors has determined that the following directors are independent directors, as defined by the Nasdaq Stock Market listing requirements: John Brademas, Ph.D., Nicolaos E. Madias, M.D., Mark Novitch, M.D., William D. Pruitt, and Frederick B. Whittemore.
Controlled Company
     The Company has determined that it is a “Controlled Company” for purposes of the Nasdaq Stock Market listing requirements. The Company’s basis for this determination is that Michael Jaharis and members of a group are the beneficial owners of greater than a majority of the outstanding Common Stock of the Company. Accordingly, the Company is exempt from the requirements of Rule 4350(c) with respect to the Company having a majority of independent directors on the Board, the compensation and nominating committees being composed solely of independent directors, the compensation of the executive officers being determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and director nominees being selected or recommended for the Board’s selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.
Committees
     The Company has standing Audit, Compensation and Stock Option, and Governance, Compliance and Nominating Committees.
Audit Committee
     The Company has a separately-designated standing audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee reviews the scope and results of the annual audit of the Company’s consolidated financial statements conducted by the Company’s independent registered public accounting firm, the scope of other services provided by the Company’s independent registered public accounting firm, proposed changes in the Company’s financial accounting standards and principles, and the Company’s policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company’s independent registered public accounting firm. During the year ending December 31, 2005, the Audit Committee held ten meetings. In addition, the Chairman of the Audit Committee held several meetings with management and the Company’s auditors. Mr. Pruitt, Dr. Brademas, and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Audit Committee.
     The Company has designated William Pruitt, the Audit Committee chairperson, as its “audit committee financial expert” (as defined in the rules of the Securities and Exchange Commission). In addition, each of the current members of the Audit Committee is able to read and understand fundamental financial statements and is “financially sophisticated” pursuant to applicable Nasdaq rules.

Audit Committee Report(1)
     The Audit Committee of the Company currently consists of three independent directors, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards, and operates under a written charter adopted by the Board of Directors. A copy of the charter is filed as Appendix A to this Proxy Statement.
     The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2005 with management and with the independent auditors, including matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.
     The Audit Committee has reviewed the independent auditors’ fees for audit, non-audit, tax, and other services for fiscal year 2005. The Audit Committee considered whether such non-audit, tax and other services are compatible with maintaining independent auditor independence. Such fees consisted of $1,253,716 for audit services, and $61,928 for audit-related services. There were no fees incurred by the independent auditors for tax services, or for other services.
     The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as amended, and has discussed with the independent auditors their independence.
     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with Securities and Exchange Commission.
     The foregoing has been furnished by the Audit Committee:
William D. Pruitt, Chairman
John Brademas, Ph.D.
Frederick B. Whittemore
(1)THIS SECTION IS NOT “SOLICITING MATERIAL,” IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY SUCH FILING.
Compensation and Stock Option Committee
     The Compensation and Stock Option Committee (the “Compensation Committee”) is responsible for administering the Company’s executive compensation, including base salaries, bonuses and awards of stock options and restricted stock. During the year ending December 31, 2005, the Compensation Committee held one meeting. Dr. Madias, Dr. Novitch and Mr. Whittemore (Chairperson), each of whom is a non-employee director of the Company and each of whom is an independent director, as defined by the Nasdaq Stock Market listing requirements, constitute the Compensation Committee.
Compensation of Directors
     Effective as of January 26, 2006, each non-employee director of the Company is entitled to receive an annual retainer fee of $30,000. Non-employee directors are also entitled to receive $2,500 for attendance at each meeting of the Board of Directors and $2,500 for attendance at each meeting of a committee of the Board of Directors. Telephonic attendance fees are $500. In addition, non-employee directors that are chairs of committees of the Board of Directors receive from $7,500 to $10,000 as annual retainers. All directors are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.
     Effective as of January 26, 2006, each outside director of the Company is granted an option to purchase 20,000 shares of Common Stock upon election to the Board and receives an option to purchase 20,000 shares of Common Stock, as well as a 5,000-share restricted Common Stock award, effective on the date of the Company’s Annual Shareholders’ Meeting. The exercise price with respect to each option awarded to a director is the market price as of the grant date.
     Michael Jaharis has previously elected not to receive fees or stock options in connection with his prior service as Chairman of the Board, his current position as a non-employee director and Chairman Emeritus, and his active involvement in the development of the Company’s business strategy and in critical implementation decisions. Mr. Jaharis has recently informed the Compensation Committee of the Board that effective March 15, 2006, he will accept compensation in consideration for his service to the Company as a non-employee director. Thus, commencing on such date, Mr. Jaharis will be entitled to receive the same compensation paid by the Company to its other non-employee directors. In addition, the Company agreed effective as of March 24, 2006, to reimburse Mr. Jaharis for the cost of a secretary, employed by Oikos Ventures, LLC, who will assist him with Company-related business as well as provide support for visiting Kos staff and their guests while utilizing the Kos facilities located at 499 Park Avenue in New York City. The Company will also provide an automobile and chauffer for Mr. Jaharis’ transportation.
Compensation of Independent Certified Public Accountants
     During the year ended December 31, 2005, the Company retained its independent registered public accounting firm, Ernst & Young LLP, to provide services in the following categories and amounts:
     Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2005 and consultation on accounting matters, were $1,253,716. Audit fees in connection with the 2004 annual audit, quarterly reviews, preparation of comfort letters and consents in connection with registration statements and consultation on accounting matters were $1,091,589.
     Audit-Related Fees. Fees for audit-related services provided during the years ended December 31, 2005 and 2004 were $61,928 and $58,230, respectively. Audit-related fees consist primarily of fees related to consultation related to acquisitions and audits of the Company’s employee benefit plans.
     Tax Fees. Tax fees would include fees for services rendered for tax compliance, tax advice and tax planning. The Company obtains these types of services from an accounting firm other than Ernst & Young LLP.
     All Other Fees. The Company obtains these types of services from an accounting firm other than Ernst & Young LLP.
     The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm, subject to the requirements of applicable law. The Audit

Committee has delegated the authority to grant such pre-approvals to the Audit Committee chair, which approvals are then reviewed by the full Audit Committee at its next regular meeting. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the Audit Committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval would be required to exceed the budgeted amount for a particular category of services or to engage the independent registered public accounting firm for any services not included in the budget. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.
     During 2005, none of the fees paid by the Company to the independent registered public accounting firm under the category Audit-Related Fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established under the regulations of the Securities and Exchange Commission.
Governance, Compliance and Nominating Committee
     The Governance, Compliance and Nominating Committee (the “Governance Committee”) is responsible for oversight for the Company’s corporate governance, compliance and ethics, and certain director nomination matters. During the year ended December 31, 2005, the Governance Committee held two meetings. Dr. Madias, Dr. Novitch (chairperson), Dr. Brademas, and Mr. Whittemore, each of whom is a non-employee director of the Company and each of whom is an independent director, as defined by Nasdaq Stock Market Listing Requirements, constitute the Governance Committee.
Nomination of Directors
     Although as a controlled company, the NASDAQ Rules do not require Kos to have a standing nominating committee, the Company has established the Governance Committee. The Governance Committee is responsible for selecting and recommending to the Board, director nominees each year for election at the annual meeting of shareholders and for selecting and recommending candidates to fill director vacancies on an interim basis until the next annual meeting of shareholders. Among the criteria considered by the Governance Committee in selecting director nominees is integrity, independence, diversity, experience, length of service, leadership qualities, and the ability to exercise sound judgment.
     The Governance Committee has a written charter and a current copy of such charter is available to shareholders on the Company’s website, www.kospharm.com. The Governance Committee does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. Because of the historical small turnover of its members, the Company addresses the need to retain members and fill vacancies after discussion among the Governance Committee, the current members of the Board of Directors and the Company’s management. Accordingly, the Company has determined that it is appropriate not to have such a policy at this time. The Board of Directors, however, will consider director candidates recommended by shareholders. Nominations by shareholders should be submitted to the Corporate Secretary of the Company and must comply with certain procedural and informational requirements set forth in the Company’s Bylaws. Please see “Shareholder Proposals” below.
Certain Relationships and Related-Party Transactions
     On December 19, 2002, the Company entered into an agreement with Michael Jaharis, Chairman Emeritus of the Company’s Board of Directors and its principal shareholder, whereby Mr. Jaharis agreed to replace the previous $30-million credit facility extended to the Company on July 1, 1998 (which was to expire on December 31, 2002), with another facility expiring on June 30, 2008 (the “Additional Standby Facility”). In connection with this new credit arrangement, the Company granted to Mr. Jaharis non-detachable warrants to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price based on the market price of the Company’s Common Stock on the date that the first draw under this facility occurs. The Company had no borrowings outstanding under the Additional Standby Facility as of December 31, 2005. Borrowings, if and when outstanding, will bear interest at the prime rate (7.25% as of December 31, 2005), and will be subject to standard and customary loan covenants, as well as the conditions that the death of the lender shall not have occurred, that lender, his spouse, children and entities they control continue to own at least 40% of the Common Stock of the Company, and that no material adverse change shall have occurred to the Company or its financial operations. On January 10, 2005, Mr. Jaharis transferred all of his existing rights and obligations under the Additional Standby Facility to his wife, Mary Jaharis.
     On September 1, 1999, the Company formally agreed to the terms of an additional $50-million Supplemental Credit Facility initially entered into with Mr. Jaharis on October 7, 1998. On July 21, 2001, the Company replaced its existing $50 million promissory note payable to Mr. Jaharis with two, $25 million, promissory notes, one payable in the name of Michael Jaharis and the other payable in the name of Mary Jaharis. With this promissory note replacement, all of Mr. Jaharis’ existing rights and obligations under the Supplemental Credit Facility, with respect to one-half of the outstanding amount, were transferred to Mrs. Jaharis, and were subsequently transferred by Mrs. Jaharis to a limited partnership (the “Limited Partnership”) that she controlled. All other terms and conditions of the Supplemental Credit Facility remained unchanged. Borrowings under the Supplemental Credit Facility were convertible at $4.91 per share and accrued interest at the prime rate. On November 25, 2003, in connection with an equity offering of the Company’s Common Stock pursuant to an effective shelf registration statement, the Limited Partnership exercised its right to convert $6,137,500 of borrowings outstanding under the Supplemental Credit Facility into 1,250,000 shares of the Company’s Common Stock. Those shares were then sold by the Limited Partnership as part of the equity offering. The Company did not receive any proceeds from such sale by the Limited Partnership. On December 31, 2003, all then outstanding borrowings under the Supplemental Credit Facility, which totaled $43,862,500 and bore interest at the prime rate, were converted into 8,933,299 shares of the Company’s Common Stock. The Supplemental Credit Facility terminated as of December 31, 2003.
     On December 21, 1999, Mr. Jaharis extended a $50-million loan to the Company (the “Standby Facility”) which matured on June 30, 2005. In lieu of a conversion feature, the Company granted to Mr. Jaharis non-detachable warrants to purchase 6,000,000 shares of the Company’s Common Stock at $5.00 per share, which approximated the market value of the Company’s Common Stock on the effective date of the Standby Facility. Mr. Jaharis exercised 2,000,000 and 200,000 warrants to purchase shares of the Company’s Common Stock at $5.00 per share on October 13, 2004, and November 24, 2004, respectively. On January 10, 2005, Mr. Jaharis transferred all of his existing rights and obligations under the Standby Facility to his wife, Mary Jaharis. In June 2005, Mrs. Jaharis exercised the remaining 3,800,000 warrants to purchase shares of the Company’s Common Stock under the Standby Facility, thereby relieving the Company of $19 million of debt outstanding. As of June 30, 2005, the Standby Facility was terminated.
     The Company recorded $.5 million and $1.2 million of interest expense for the years ended December 31, 2005 and 2004, respectively, related to its credit facilities with Mr. Jaharis and his transferees.
     The Company entered into a sponsored research agreement (the “Sponsored Research Agreement”) and a related license agreement (the “License Agreement”), each dated November 8, 2004, with Arisaph Pharmaceuticals, Inc. (“Arisaph”), (formerly Triad Pharmaceuticals, Inc.) which is now controlled by a limited partnership (the “Arisaph Limited Partnership”) formed by Mrs. Jaharis. At the time the agreements were executed, Mr. Jaharis directly controlled Arisaph. Under the Sponsored Research Agreement, Arisaph has agreed to perform research on behalf of the Company relating to the design and synthesis of molecules to increase HDL (the “Field”). The Sponsored Research Agreement, as amended on October 1, 2005, expires on December 31, 2006, and provides for total payments by the Company during the extended term of $3.8 million. Arisaph commenced the sponsored research in 2003 in anticipation of the execution of the definitive agreements. The Company paid $0.2 million to Arisaph in 2003, $0.9 million, in 2004, and $0.8 million in 2005 in connection with the Sponsored Research Agreement. Under the License Agreement, Arisaph granted to the Company the right to obtain exclusive, worldwide, royalty-bearing rights to all intellectual property in the Field developed during the term of the Sponsored Research Agreement that ultimately is embodied in a patent claim, and non-exclusive rights to all other intellectual property (e.g., methods, processes, trade secrets and technical data) in the Field developed during the term of the Sponsored Research Agreement that is not otherwise the subject of, or embodied in, a patent claim. During the term of the Sponsored Research Agreement, Arisaph may not use the non-exclusive intellectual property in the Field for commercial purposes. Following termination of the Sponsored Research Agreement, Arisaph will pay to the Company royalties on income earned by Arisaph from the commercialization of any such non-exclusive intellectual property within the Field. Arisaph conducts the sponsored research on behalf of the Company pursuant to its sponsored research and license agreements with Tufts University.
     On February 1, 2005, the Company paid $4.0 million of a proposed aggregate $8.0 million investment in Arisaph through the purchase of shares of a new series of convertible preferred stock of Arisaph (the “Series F Preferred Stock”). Subject to the satisfaction of certain conditions, including Arisaph achieving certain agreed-upon milestones relating to its research and development activities by August 1, 2006, the Company will purchase an additional $4.0 million of Series F Preferred Stock. The investment is part of a $16.0 million round of financing for Arisaph, with the remaining $8.0 million being provided by the Arisaph Limited Partnership under similar terms and conditions as the Company’s investment. Assuming consummation of the second $4.0 million investment and the recent increase in the size of the Arisaph stock option plan, the Company would own approximately 24% and the Arisaph Limited Partnership would own or have the right to vote approximately 42% of the outstanding common stock of Arisaph on a fully diluted basis. Under the agreements related to the investment, the Company is entitled to designate three persons, and the Arisaph Limited Partnership is entitled to designate seven persons, to Arisaph’s 13-member Board of Directors. Adrian Adams, the President and Chief Executive Officer of the Company, has been appointed by the Company to the Arisaph Board of Directors and has been elected by the directors of Arisaph as Chairman. The Company has also appointed Dr. Ralf Rosskamp, the Company’s Executive Vice President, Research and Development and Dr. Marvin F. Blanford, the Company’s Senior Vice President, Drug Regulatory, Safety and Compliance to the Arisaph Board. Michael Jaharis, Steven Jaharis, Robert E. Baldini, and Kevin T. Ferro, directors of Kos, have been appointed by the Arisaph Limited Partnership to the Arisaph Board of Directors.
     In connection with the closing of Kos’ equity investment in Arisaph on February 1, 2005, Christopher P. Kiritsy accepted the position of President and Chief Executive Officer of Arisaph and resigned, effective May 20, 2005, from his position with the Company as Executive Vice President, Corporate Development and Chief Financial Officer. Mr. Juan F. Rodriguez, the Company’s current Senior Vice President, Controller and Corporate Administration, was named Interim Chief Financial Officer upon Mr. Kiritsy’s departure, until November 1, 2005, when Mr. Kevin P. Clarke was named Executive Vice President, Chief Financial Officer. Effective with Mr. Kiritsy’s employment termination, the Company and Mr. Kiritsy entered into a two-year consulting arrangement (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Kiritsy receives an annual $5,000 consulting fee; the continued vesting, over the term of the Consulting Agreement, of stock options received while Mr. Kiritsy was employed by Kos; and the reinstatement of such stock options’ expiration period (as the stock options granted to Mr. Kiritsy would have expired within 30 days of the termination of employment). As such, Mr. Kiritsy’s current vested stock options, and those that will vest through the term of the Consulting Agreement, will retain their original expiration dates.

     In January 2005, after receiving three competitive quotes, the Company purchased merchandise from Ringware, Inc. for distribution to Kos’ employees to commemorate the Company’s 2004 achievements. The total cost of this merchandise was approximately $96,500. Kevin T. Ferro, a member of the Company’s Board of Directors, and Mr. Ferro’s wife and mother-in-law have a controlling ownership interest in Ringware, Inc.
     On February 28, 2006, each of the Audit Committee and the Governance, Compliance and Nominating Committee of the Board of Directors (collectively, the “Committees”) of the Company approved limited use of a private jet fractionally-owned by Michael Jaharis, or an entity under his control, to transport members of the Company’s board of directors and senior management accompanying Mr. Jaharis to or from Company-related meetings or for Company-related business on limited occasions.
     The Committees determined that there may be instances when the Company would derive substantial benefits as a result of having members of its board of directors and senior management travel via private jet. The Committees considered a number of situations when commercial airline travel may be impracticable or when the business interests of the Company would be served by having members of management or the board travel together by private jet, as a result of time saved, more productive use of time, confidentiality of discussions, and other circumstances when the business interests of the Company would be served. For such occasions, the Committees authorized reimbursement for a pro rata portion of the actual hourly costs to operate the jet multiplied by the number of hours attributable to Company-related business, taking into account the number of Company personnel and/or board members traveling on board with Mr. Jaharis, and provided that reimbursement will in no event exceed the actual cost for use and operation of the jet. The Committees will monitor the Company’s use of and reimbursement for the jet on an ongoing basis to ensure such use and reimbursement is reasonable and consistent with the Company’s policies and practices.
     Michael Jaharis has previously elected not to receive fees or stock options in connection with his prior service as Chairman of the Board, his current position as a non-employee director and Chairman Emeritus, and his active involvement in the development of the Company’s business strategy and in critical implementation decisions. Mr. Jaharis has recently informed the Compensation Committee of the Board that effective March 15, 2006, he will accept compensation in consideration for his service to the Company as a non-employee director. Thus, commencing on such date, Mr. Jaharis will be entitled to receive the same compensation paid by the Company to its other non-employee directors. In addition, the Company agreed effective as of March 24, 2006, to reimburse Mr. Jaharis for the cost of a secretary, employed by Oikos Ventures, LLC, who will assist him with Company-related business as well as provide support for visiting Kos staff and their guests while utilizing the Kos facilities located at 499 Park Avenue in New York City. The Company will also provide an automobile and chauffer for Mr. Jaharis’ transportation.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such reporting persons are required by SEC regulation to furnish the Company with copies of all such reports they file. Based solely on a review of the copies of such reports the Company received, or written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2005, all officers, directors, and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for the following Form 4s, each of which was inadvertently filed late: Messrs. Baldini, King, Kiritsy, Koven, and Rodriguez reported the acquisition of stock options on May 12, 2005; Mr. and Mrs. Jaharis reported the exercise of a warrant on August 16, 2005; Mr. King reported the exercise and sale of stock options on October 6, 2005; and Mr. Rodriguez reported the exercise and sale of stock options on October 6, 2005.

Communication with the Board of Directors and Director Attendance at Annual Meetings
     Directors are expected to diligently fulfill their fiduciary duties to shareholders, including preparing for, attending and participating in meetings of the Board and the committees of which the director is a member. The Company does not have a formal policy regarding director attendance at annual meetings. Nonetheless, Directors are encouraged to attend. All of the eleven members of the Board of Directors attended the 2005 Annual Meeting of the Company’s Shareholders.
     Shareholders may communicate with the Board of Directors by writing to the Corporate Secretary of the Company, care of the Board of Directors (or, at the shareholder’s option, care of a specific director), at 1 Cedar Brook Drive, Cranbury, New Jersey 08512-3618. The Corporate Secretary will ensure that this communication (assuming it is properly marked care of the Board of Directors or care of a specific director) is delivered to the Board of Directors or the specified director, as the case may be.
Code of Ethics
     The Company’s Board of Directors has adopted a code of ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller, as required by the Securities and Exchange Commission. The current version of such code of ethics can be found on the Corporate Governance section of the Company’s Web site, www.kospharm.com. A copy of the code of ethics was also filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on July 3, 2003. To obtain a copy of the code of ethics, please contact the Company’s Investor Relations Department at (609) 495-0500.

EXECUTIVE COMPENSATION
     The following table summarizes the compensation earned for the fiscal years ended December 31, 2005, 2004 and 2003, by the Company’s Chief Executive Officer, the four other highest paid executive officers of the Company during 2005 who were serving as officers of the Company as of the end of the fiscal year, and Mr. Kiritsy, who resigned from all officer positions effective May 20, 2005 (collectively the “Named Executive Officers”).
Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards				Payouts
					Other	Restricted		Securities
					Annual	Stock		Underlying		LTIP	All Other
Name and		Salary	Bonus		Compensation	Award(s)		Options/SARs		Payouts	Compensation
Principal Position	Year	($)	($)		($)	($)		(#)		($)	($)(1)
Daniel M. Bell	2005	372,115	500,000	(2)	—	403,740	(2)	18,000	(2)		26,925
Chairman of the	2004	347,596	500,000	(3)	—	—		75,000	(3)		24,934
Board of Directors	2003	322,596	325,000	(4)	—	—		100,000	(4)		24,934

Adrian Adams	2005	613,462	1,700,000	(5)	—	1,318,884	(2)	58,800	(2)	—	115,601	(6)
President and CEO	2004	515,385	1,000,000	(3)	—	—		175,000	(3)	—	114,490	(6)
	2003	420,192	750,000	(4)	—	—		370,000	(7)	—	96,557	(6)

Richard A. King	2005	317,115	280,000	(8)	—	403,740	(2)	23,000	(9)	—	17,626
Executive V. P.,	2004	293,558	285,000	(3)	—	—		50,000	(3)	—	14,630
Comm. Operations	2003	277,115	120,000	(4)	—	—		80,000	(4)	—	14,379

Christopher P. Kiritsy(10)	2005	197,308	290,000	(10)	—	—		30,000		—	6,717
Executive V.P., Chief	2004	352,308	550,000	(3)	—	—		80,000	(3)	—	14,716
Financial Officer	2003	277,115	420,000	(11)	—	—		185,000	(12)	—	13,046

Andrew I. Koven	2005	316,538	390,000	(13)	—	448,600	(2)	50,000	(14)	—	15,641
Executive V.P.,	2004	288,558	310,000	(15)	—	—		62,500	(16)	—	13,832
General Counsel	2003	93,077	65,000	(17)	—	—		70,000	(18)	—	4,000

Mark E. McGovern	2005	337,115	255,000	(2)	—	426,170	(2)	19,000	(2)	—	15,054
Executive V.P.,	2004	313,558	260,000	(3)	—	—		50,000	(3)	—	14,832
Chief Medical Officer	2003	298,558	120,000	(4)	—	—		65,000	(4)	—	14,797

Ralf H. Rosskamp	2005	367,115	290,000	(2)	—	426,170	(2)	19,000	(2)	—	12,000
Executive V.P.,	2004	343,077	345,000	(19)	—	—		50,000	(3)	—	13,000
Research and Development	2003	75,000	110,000	(20)	—	—		70,000		—	2,000

(1)	Consists of life insurance premiums and automobile lease expenses, unless otherwise stated.

(2)	Awarded by the Company’s Board of Directors on January 26, 2006.

(3)	Awarded by the Company’s Board of Directors on February 1, 2005.

(4)	Awarded by the Company’s Board of Directors on January 29, 2004.

(5)	Includes $1,500,000 in bonus compensation awarded by the Company’s Board of Directors on January 26, 2006.

(6)	Consists of life insurance premiums and automobile lease expenses of $41,101, $40,254 and $27,439 for 2005, 2004 and 2003, respectively, and other moving, relocation, and housing expenses of $74,500, $74,236 and $69,118 for 2005, 2004 and 2003, respectively, for Mr. Adams.

(7)	Includes 300,000 options awarded by the Company’s Board of Directors on January 29, 2004.

(8)	Includes $260,000 in bonus compensation awarded by the Company’s Board of Directors on January 26, 2006.

(9)	Includes 18,000 options awarded by the Company’s Board of Directors on January 26, 2006.

(10)	Includes $185,000 awarded by the Company’s Board of Directors on March 24, 2006. Mr. Kiritsy formerly served as an executive officer of the Company. He resigned from all officer positions effective May 20, 2005.

(11)	Includes $360,000 in bonus compensation awarded by the Company’s Board of Directors on January 29, 2004.

(12)	Includes 150,000 options awarded by the Company’s Board of Directors on January 29, 2004.

(13)	Includes $285,000 in bonus compensation awarded by the Company’s Board of Directors on January 26, 2006.

(14)	Includes 20,000 options awarded by the Company’s Board of Directors on January 26, 2006.

(15)	Includes $285,000 in bonus compensation awarded by the Company’s Board of Directors on February 1, 2005.

(16)	Includes 50,000 options awarded by the Company’s Board of Directors on February 1, 2005.

(17)	Includes $55,000 in bonus compensation awarded by the Company’s Board of Directors on January 29, 2004.

(18)	Includes 30,000 options awarded by the Company’s Board of Directors on January 29, 2004.

(19)	Includes $285,000 in bonus compensation awarded by the Company’s Board of Directors on February 1, 2005.

(20)	Includes $50,000 in bonus compensation awarded by the Company’s Board of Directors on January 29, 2004.

Option Grants in Last Fiscal Year
     The following table sets forth options granted to the Named Executive Officers during the year ended December 31, 2005:

	Individual Grants
					Potential Realizable
					Value at Assumed
					Annual Rate of
	Number of	% of Total	Exercise		Stock Price Appreciation
	Securities	Options	or		for Option Term(1)
	Underlying Options	Granted to Employees	Base Price	Expiration
Name	Granted (#)(1)	in Fiscal Year	($/share)	Date	0%($)	5%($)	10%($)
Daniel M. Bell	75,000	3%	$32.85	1/31/15	—	$1,549,439	$3,926,583
Adrian Adams	175,000	6%	32.85	1/31/15	—	3,615,358	9,162,027
Richard A. King	50,000	2%	32.85	1/31/15	—	1,032,959	2,617,722
	5,000	*	49.24	4/27/15	—	154,834	392,379
Christopher P. Kiritsy(2)	80,000	3%	32.85	1/31/15	—	1,652,735	4,188,355
	30,000	1%	49.24	4/27/15	—	929,003	2,354,276
Andrew I. Koven	50,000	2%	32.85	1/31/15	—	1,032,959	2,617,722
	30,000	1%	49.24	4/27/15	—	929,003	2,354,276
Mark E. McGovern	50,000	2%	32.85	1/31/15	—	1,032,959	2,617,722
Ralf Rosskamp	50,000	2%	32.85	1/31/15	—	1,032,959	2,617,722

(1)	Stock option grants vest at 25% per year on each anniversary of the date of grant.

(2)	Mr. Kiritsy formerly served as an executive officer of the Company. He resigned from all officer positions effective May 20, 2005.

*	Less than 1%.
Aggregated Option Exercises In Last Fiscal Year And Year-End Option Values
     The following table provides information about the number of aggregated option exercises during the last fiscal year and value of options held by the Named Executive Officers at December 31, 2005:
Aggregated Option Exercises in Last Fiscal Year
and Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options
	Acquired on	Value	Fiscal Year-End		At Fiscal Year-End ($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel M. Bell	300,000	17,344,166	550,000	250,000	$18,253,500	$4,601,250
Adrian Adams	—	—	391,250	553,750	9,447,175	7,690,675
Richard A. King	28,000	1,108,344	56,000	165,000	1,190,880	2,629,250
Christopher P. Kiritsy(2)	180,250	7,158,280	55,000	308,750	190,025	4,108,500
Andrew I. Koven	30,625	770,616	—	131,875	—	1,673,425
Mark E. McGovern	105,000	4,785,499	16,250	93,750	24,863	1,486,813
Ralf Rosskamp	10,500	342,467	17,000	92,500	208,760	1,301,425

(1)	The option value is based on the difference between the fair market value of the shares on December 31, 2005, which was $51.73 per share, and the option exercise price per share, multiplied by the number of shares of Common Stock subject to the option.

(2)	Mr. Kiritsy formerly served as an executive officer of the Company. He resigned from all officer positions effective May 20, 2005.

Equity Compensation Plan Information
     The following table provides information as of December 31, 2005, about shares of the Company’s Common Stock to be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans:

(A)
	Number of Securities	(B)	Number of Securities
	To Be Issued	Weighted	Remaining Available
	Upon	Average	For Issuance Under
	Exercise of	Exercise Price of	Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options,	(Excluding Securities
	Warrants And	Warrants and	Reflected in Column
Plan Category	Rights	Rights	(A))
Equity Compensation plans approved by Shareholders	10,102,262	$33.87	473,305
Equity Compensation plans not approved by Shareholders	—	—	—

Total	10,102,262	$33.87	473,305

Ten-year Option Repricings
     There were no option repricings for Named Executive Officers during the year ended December 31, 2005.
401(k) Plan
     The Company’s Internal Revenue Code Section 401(k) Plan, known as the Kos Savings Plan, became effective on January 1, 1994. Each full-time employee who has completed at least 90 days of service with the Company and has attained age 21 is eligible to make pre-tax elective deferral contributions each year not exceeding the lesser of a specified statutory amount or 15% of the employee’s compensation for the year. The Company matches employee contributions to the Kos Savings Plan. The Company’s matching contribution to the Kos Savings Plan is made in the form of previously unissued Common Stock. The Company matches employee contributions up to 50% of an employee’s 401(k) contribution, and not to exceed 3% of such employee’s compensation or $5,500 per employee for any given year. An employee is always 100% vested in the employee’s elective deferral contributions to the Kos Savings Plan and is vested up to 100% in the Company matching contribution portion of such plan at 25% per year of employment.
Employee Stock Purchase Plan
     Eligible Company employees may participate in the Kos Pharmaceuticals, Inc. 1999 Employee Stock Purchase Plan (the “Stock Purchase Plan”). Under the Stock Purchase Plan, an eligible employee may purchase Common Stock at a 15% discount by contributing to the Stock Purchase Plan, through payroll deductions, up to 10% of such employee’s annual compensation. Each employee’s total contributions are limited to $25,000 per year. Employee payroll deductions are accumulated for six-month periods at the end of which shares of the Company’s Common Stock are purchased under the Stock Purchase Plan. All employees of the Company with at least 90 days of continuous service at the beginning of each six-month offering period are eligible to participate in that offering period. The Company has reserved 1,000,000 shares of Common Stock for purchase by employees under the Stock Purchase Plan.

Employment Agreements
     The Company entered into a management agreement with Daniel M. Bell, effective January 1, 2002 (the “Management Agreement”). Under the Management Agreement, Mr. Bell serves as the Chairman of the Board of Directors of the Company, and as a senior executive officer and employee of the Company for a term continuing until Mr. Bell’s sixty fifth birthday and thereafter upon the mutual consent of Mr. Bell and the Company, unless earlier terminated in accordance with the Management Agreement. The Management Agreement provides that Mr. Bell’s base annual compensation shall be $300,000 and may be increased at any time in the discretion of the Board of Directors. Mr. Bell’s annual compensation for 2005 was $375,000. Under the Management Agreement, Mr. Bell also receives an annual bonus and an annual stock option grant in amounts to be determined by the Board of Directors based upon Mr. Bell’s and the Company’s performance, but in no event shall the amount of such annual bonus be less than $150,000 during the period Mr. Bell continues to serve as an officer of the Company. Mr. Bell received a $500,000 bonus, a restricted stock award valued at $403,740, and 18,000 options for 2005, and a $500,000 bonus and 75,000 options for 2004. The Management Agreement also provides that the Company will provide Mr. Bell with the use of an automobile and office space and staff. Under the terms of the Management Agreement, the Company may terminate Mr. Bell’s employment at any time upon thirty days’ written notice. In the event that Mr. Bell’s employment or his position as Chairman of the Board is terminated for any reason, including retirement, death or disability, Mr. Bell is entitled to a pro rata amount of any bonus compensation payable to him for that year, and thereafter he and his spouse shall be eligible to participate in any pension plan adopted by the Company with benefits no less favorable than are provided to Mr. Bell and his spouse under the Management Agreement. In the event that no such pension plan shall have been adopted, the Company shall pay to Mr. Bell not less than $400,000 per year, subject to annual adjustment for cost of living increases. In addition, Mr. Bell and his spouse will receive health and life insurance benefits. In the event that Mr. Bell predeceases his spouse, his spouse will receive one-half of any payments otherwise payable to Mr. Bell. Mr. Bell is prohibited from competing with the Company for so long as he is receiving payments from the Company under the Management Agreement. The Management Agreement supersedes any and all prior employment agreements with Mr. Bell, including Mr. Bell’s July 1, 1996 employment agreement with the Company.
     The Company entered into an employment agreement with Adrian Adams dated April 26, 2001 (the “Original Agreement”). Under the Original Agreement, Mr. Adams served initially as President and Chief Operating Officer of the Company until December 31, 2001, and currently serves as President and Chief Executive Officer, and as a member of the Board of Directors. Under the Original Agreement, Mr. Adams was initially awarded the option to purchase 100,000 shares of the Company’s Common Stock. In addition, the Company issued to Mr. Adams 66,668 shares of fully paid and non-assessable restricted stock. Under the terms of the Original Agreement, Mr. Adams received $1,000,000 as his bonus and 175,000 options for 2004.
     On February 2, 2005, the Company entered into an amended and restated employment agreement (the “Amended Agreement”) with Mr. Adams. The Amended Agreement provides that Mr. Adams serve as President and Chief Executive Officer of the Company and as a member of the Board of Directors. Mr. Adams is to receive a base salary of $625,000 per year, which is subject to an annual cost-of-living increase and may be subject to additional increases at the discretion of the Board and the Company’s compensation committee. Under the Amended Agreement, Mr. Adams shall also receive an annual bonus and annual stock option grants in amounts to be determined by the Board of Directors based upon Mr. Adams’ and the Company’s performance, but in no event shall the amount of such annual bonus be less than 25% of Mr. Adam’s then current base salary, nor shall the annual stock option grants be less than 100,000 shares or pro rata portion of such amount for any partial fiscal year. Subject to other terms, conditions, and provisions of the Amended Agreement regarding early termination,

Mr. Adams’ employment shall terminate at the close of business on January 31, 2011, such term to automatically renew for successive one-year renewal terms unless the Company or Mr. Adams provides the other with notice of its determination not to renew the Amended Agreement. The Amended Agreement is subject to earlier termination with or without cause by the Company, upon mutual agreement between the Company and Mr. Adams, upon Mr. Adams’ voluntary resignation, upon the death or disability of Mr. Adams, or at the election of Mr. Adams, upon a change in control of the Company. In the event that Mr. Adams’ employment is terminated without cause, Mr. Adams will receive his base compensation, bonus compensation, life and health insurance, and automobile benefits until the earlier to occur of the date 24 months from the date of such termination and the date on which Mr. Adams obtains new employment. Mr. Adams will also be entitled to continued vesting of all previously granted stock options, the continued right to exercise such stock options, and the continued vesting of the restricted stock shares granted to Mr. Adams under the Original Agreement under the terms set forth in the Amended Agreement.
     In the event Mr. Adams elects to terminate his employment following a change in control, he is entitled to a change in control severance payment (the “Severance Payment”). The Severance Payment includes a lump-sum cash payment in an amount equal to 2 times the sum of Mr. Adams’ base compensation then in effect and the bonus compensation paid or payable to him for the most recently completed fiscal year. In addition, Mr. Adams would receive health and life insurance, and automobile benefits until the earlier to occur of the date 24 months from the date of such termination and the date on which he obtains new employment. The Severance Payment also provides for the continued vesting of previously granted stock options, the continued right to exercise such stock options, and the full vesting of the restricted stock shares granted to Mr. Adams under the Original Agreement. Mr. Adams is prohibited from competing with the Company during the term of the Amended Agreement and for a certain period of time following termination depending on the type of termination.
     The Company executed a letter dated October 14, 2005, detailing the terms of employment of Kevin P. Clarke, the Company’s Executive Vice President and Chief Financial Officer. Pursuant to the terms of the letter, Mr. Clarke’s starting salary was $370,000 and it increased to $400,000 per year in January 2006. Mr. Clarke received a signing bonus of $300,000 payable in two installments of $100,000 in October 2005, and $200,000 in March 2006. In addition, Mr. Clarke will be entitled to receive an annual bonus of approximately fifty percent of his base salary, but not less than $250,000 for the calendar year 2006, and not less than $300,000 for the calendar year 2007. Mr. Clarke received an award of 100,000 stock options during the first year of his employment that vest over a four-year period, and an award of 8,000 shares of common stock that vest over a three-year period. Mr. Clarke will also be entitled to receive certain cash and stock benefits in the event of termination by the Company without cause or as the result of a change in control of the Company. In the event Mr. Clarke elects to terminate his employment following a change in control, all unvested stock options and restricted stock shares previously awarded to Mr. Clarke shall be 100% vested. In addition, he would receive one year’s compensation, including his current base compensation and either (a) the agreed guaranteed bonus (if such termination occurs in the calendar years 2006 or 2007), or (b) a target bonus of no less than 50% of his then current base compensation.
Compensation Committee Interlocks and Insider Participation
     All decisions regarding compensation of the Company’s executive officers are subject to the authority of the Compensation Committee. Dr. Madias, Dr. Novitch, and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Compensation Committee.

Board Compensation Committee Report on Executive Compensation
     The Compensation Committee is responsible for determining cash and equity compensation, including bonuses, for the officers of the Company, including the Chief Executive Officer and other executive officers, and awarding stock options and restricted stock to such officers.
     In determining the compensation of the Company’s executive officers, the Compensation Committee takes into account all factors that it considers relevant, including business conditions in general and the Company’s performance during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area of the Company for which such executive officer is responsible. The structure of each executive compensation package is weighted towards incentive forms of compensation so that such executive’s interests are aligned with the interests of the shareholders of the Company. The Compensation Committee believes that granting stock options and restricted stock provides an additional incentive to executive officers to continue in the service of the Company and gives them an interest similar to shareholders in the success of the Company. The compensation program for executive officers consists of grants of stock options and restricted stock, in addition to base salaries and bonuses. Under Section 162(m) of the Internal Revenue Code, the Company is not allowed a federal tax deduction for compensation paid to certain senior officers to the extent that the amount of such compensation for the fiscal year with respect to any such officer exceeds $1,000,000, unless the compensation meets an exception for performance-based compensation. Compensation attributable to the Company’s stock options is not subject to the Section 162(m) limitation because of the performance-based exception.
     The Company entered into an employment agreement dated as of April 26, 2001, with Adrian Adams who joined the Company as President and Chief Operating Officer. Effective January 1, 2002, Mr. Adams succeeded Mr. Bell as the Company’s Chief Executive Officer and was also elected to the Company’s Board of Directors. The Company has entered into an Amended and Restated Employment Agreement with Mr. Adams dated February 2, 2005 (the “Amended Agreement”). Mr. Adams’ bonus and stock option compensation is directly related to corporate performance, subject to the terms of Mr. Adams’ Amended Agreement. The Compensation Committee believes that the Company, in large part due to Mr. Adams’ efforts, performed at an extremely high level in 2005 and achieved several important milestones. The factors that the Compensation Committee considered in determining Mr. Adams’ base compensation for the 2005 fiscal year and bonus compensation and annual stock option award relating to the 2005 fiscal year were as follows: the Company increased its total net revenue 51% to $752 million; the Company generated $237 million in cash from operations during the year; the Company achieved zero debt on the balance sheet; the Company generated net income of $125 million for the 2005 fiscal year; the Company successfully completed co-promotion, manufacturing and settlement agreements with Barr Laboratories, Inc., ending a patent dispute over the Company’s Niaspan product; completed a $106.1 million strategic acquisition/partnership with Biovail Corporation; completed an equity investment in Arisaph; entered into an exclusive strategic partnership agreement with Jerini US, Inc. for the marketing, development and sale of Jerini’s Incatibant compound; renegotiated the Azmacort supply agreement, resulting in substantial annual saving to the Company; and the Company had several other accomplishments. As a result of the extraordinary performance of the Company in 2005, the Compensation Committee determined that it was appropriate to significantly increase the incentive-based compensation payable to Mr. Adams for 2005.
Frederick B. Whittemore, Chairman
Nicolaos E. Madias, M.D.
Mark Novitch, M.D.

PERFORMANCE GRAPH
     The following graph compares the cumulative total shareholder return on the Company’s Common Stock during the years ended December 31, 2005, 2004, 2003, 2002 and 2001, with the cumulative total shareholder return of companies constituting the Nasdaq Stock Market (U.S.) Index and the total shareholder return of a peer group of companies constituting the Nasdaq Pharmaceutical Index, which includes pharmaceutical companies traded on the Nasdaq Stock Market. The Company will provide shareholders, upon request, with a list of the companies included in the Nasdaq Pharmaceutical Index. The graph assumes an initial investment of $100 and reinvestment of all dividends.

Comparison of 60-Month Cumulative Total Returns

		Year Ended
		December 31,
	Base
Company/Index	Date*	2001	2002	2003	2004	2005
Kos Pharmaceuticals, Inc.	$100	$196.31	$107.80	$244.03	$213.56	$293.50
Nasdaq Stock Market (U.S.) Index	100	79.08	55.95	83.35	90.64	92.73
Nasdaq Pharmaceutical Index	100	85.35	53.53	77.72	84.27	92.80

*	Reflects $100 invested in Common Stock of the Company and in each index, including reinvestment of dividends.

PROPOSAL 2:
APPROVAL OF AMENDED AND RESTATED KOS PHARMACEUTICALS, INC.
1996 STOCK OPTION PLAN
     On January 26, 2006, the Board of Directors adopted, subject to shareholder approval, resolutions to amend and restate the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan (the “Plan”) (i) to increase from 17,000,000 to 22,000,000 the number of shares of the Company’s Common Stock that may be issued thereunder; (ii) to provide for the granting of restricted shares under the Plan; (iii) to extend the termination date under the Plan to June 20, 2016; and (iv) to make certain other amendments to the Plan. Upon approval by shareholders, such Plan shall thereafter be referred to as the Kos Incentive Plan. As of December 31, 2005, options to purchase 16,667,561 shares of Common Stock had been granted under the Plan, of which 10,094,912 shares of Common Stock were outstanding as of that date. Subsequent to December 31, 2005, the Company granted its employees or directors options to purchase 323,900 shares of the Company’s Common Stock. In addition, subsequent to December 31, 2005, the Company has also granted its employees or directors 161,950 restricted shares of Common Stock subject to approval of this proposal by the Company’s shareholders. The closing trade price for the Company’s Common Stock on December 30, 2005, was $51.73.
     The purpose of the Plan is to promote the interests of the Company and its shareholders, to promote the Company’s success by providing an additional incentive to employees and other eligible individuals to continue in the service of the Company, and to give employees and other eligible individuals an interest similar to shareholders in the success of the Company. The Company has almost exhausted the number of shares of Common Stock that were originally reserved for issuance under the Plan.
     GENERAL. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), nor is it a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan was originally adopted in June of 1996. In addition to the Plan, the Company has written agreements with each of the Plan participants describing the terms of the grants.
     PURPOSE. The purpose of the Plan, as amended, is to provide incentives in the form of grants of stock options and restricted shares of Common Stock to employees and other eligible individuals who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company’s continued success and progress. The Company expects that the Plan will also assist the Company and its subsidiaries in attracting and retaining key persons. Furthermore, the Plan will provide the Company flexibility and the means to reward directors and other non-employees who render valuable contributions to the Company.
     ADMINISTRATION OF THE PLAN. The Plan is administered by a Compensation Committee appointed by the Company’s Board of Directors (the “Board”) and is comprised of not fewer than two members who are “disinterested persons” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and “outside directors” within the meaning of Section 162(m) of the Code and the regulations thereunder. The Compensation Committee has the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to select the individuals to receive grants of stock options and/or restricted stock, to determine the number of shares to which each grant shall apply, to prescribe the form of any agreement or instrument executed in connection with the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All such interpretations, rules, regulations and determinations shall be conclusive and binding on all persons and for all purposes. A majority of the full Compensation Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Compensation Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous written consent of the Compensation Committee.

     SECURITIES SUBJECT TO THE PLAN. The Board of Directors of the Company recommends that the number of shares of Common Stock available for issuance be increased to 22,000,000 shares. Currently, an aggregate of 17,000,000 shares of Common Stock have been reserved for issuance under the Plan, subject to adjustment to give effect to future changes in the number of outstanding shares of Common Stock of the Company by virtue of a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split, or other similar change. Shares issued pursuant to grants of restricted stock and exercises of options granted under the Plan shall be issued from the Company’s authorized but unissued Common Stock or from issued shares that have been reacquired by the Company.
     ELIGIBILITY. Each person who performs or has in the past performed services for the Company or a subsidiary of the Company, whether as a director, officer, employee, consultant or other independent contractor, and any person who performs services relating to the Company in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for the Company, is eligible to participate in the Plan.
     DISCRETIONARY STOCK OPTION GRANTS. Individuals who are eligible to participate in the Plan generally are eligible to receive grants of stock options, as determined by the Compensation Committee, in its sole and absolute discretion. Awards of stock options pursuant to the Plan may be in the form of incentive stock options or nonqualified stock options. An incentive stock option is an option that qualifies as an “incentive stock option” under Section 422 of the Code. A nonqualified stock option is an option that does not qualify as an incentive stock option. Only participants who are employees of the Company are eligible to receive grants of incentive stock options. Stock options may be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and in such form as the Compensation Committee deems appropriate at the time of grant. Notwithstanding the foregoing, for purposes of Section 162(m) of the Internal Revenue Code, the Plan has been amended to provide that no eligible person shall be granted, in any fiscal year, stock options to purchase more than 500,000 shares of stock. The limitation does not apply to restricted share awards. Certain provisions of the Plan relating to the discretionary grant of stock options are summarized below.
     Exercise Price. Except with respect to option grants to Major Shareholders (as defined below), the exercise price of each share of the Company’s Common Stock subject to an incentive stock option shall equal the exercise price designated by the Compensation Committee on the date the option is granted, but shall not be less than the fair market value of the Common Stock on the date the option is granted. In general, “fair market value” with respect to a particular date is defined as the average of the high and low sale prices of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System on that date. If trading in the Common Stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the Common Stock was traded or a price was quoted shall determine the fair market value. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board of Directors of the Company shall determine the fair market value of the Common Stock as of that date, using such factors as the Board of Directors considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company’s current and projected earnings.
     An incentive stock option granted to an individual who, on the date of grant, owns stock equal to more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “Major Shareholder”), shall be granted at an exercise price of 110% of the fair market value of the Company’s Common Stock on the date of grant. In calculating stock ownership of any person, the attribution rules of Section 424(d) of the Code shall apply.

     Unless otherwise provided by the Compensation Committee, with the approval of a majority of the Board, in establishing the terms of the option at grant, the exercise price with respect to each share of the Common Stock subject to a nonqualified stock option will not be less than the fair market value of the share on the date of grant.
     Time of Exercise. An option shall be exercisable only to the extent it is vested. Unless otherwise provided for by the Compensation Committee in establishing the terms of the option at grant and, with regard specifically to incentive stock options, unless otherwise prohibited under Section 422 of the Code, each option granted under the Plan generally shall become vested according to the following schedule based on the anniversary of the date of grant:

Anniversary of Date of Grant	Percent Vested
Prior to 1st anniversary	0%
1st	25%
2nd	50%
3rd	75%
4th	100%
     The Compensation Committee, in its sole and absolute discretion, may accelerate the vesting of any option at any time. The unvested portion of an option will automatically fully vest upon the death of an option holder who, as of the date of such option holder’s death, was either an active or retired employee and had five years of service with the Company. Upon the death of such an option holder prior to his fifth year of service with the Company, a pro rata portion of the unvested portion of an option shall automatically vest.
     Expiration of Incentive Stock Options.
     In general, each incentive stock option shall expire no later than the earliest of:
          (i) ten years from the date of its grant;
          (ii) in the case of a Major Shareholder, five years from the date of grant;
          (iii) one year after the date of the option holder’s death or total and permanent disability (as defined in Section 22(e)(3) of the Code); or
          (iv) 90 days following the termination of the option holder’s employment by the Company (for a reason other than death or total and permanent disability (as defined in Section 22(e)(3) of the Code)).
     Incentive stock options held by an option holder receiving benefits under the Company’s long term disability plan who is not “disabled” as defined in Section 22(e)(3) of the Code shall automatically become nonqualified stock options in the event that such option holder fails to exercise the incentive stock options within 90 days of the date on which the long term disability benefits commenced.

     Expiration of Non-Qualified Stock Options
     In general, each nonqualified stock option shall expire on the earliest of:
          (i) ten years from the date of its grant, or such earlier or later date as may be set by the Compensation Committee in establishing the terms of the option;
          (ii) one year after the date of the option holder’s death. Notwithstanding the foregoing provision of this paragraph (ii), if the option holder, as of the date of his or her death, was either an active or retired employee and had five or more years of service, the option expires on the two-year anniversary of the option holder’s death or on the option’s stated expiration date when granted, if earlier; but if the option holder had more than ten or more years of service at the time of his or her death, the option expires on the option’s stated expiration date;
          (iii) in the event of termination due to retirement from the Company at age 65, ten years from the date of its grant, or on such other date as may be set by the Compensation Committee, in accordance with the terms of the Plan;
          (iv) in the event of termination due to the commencement of benefits under the Company’s Long Term Disability Plan, ten years from the date of grant, or such earlier date as may be set by the Compensation Committee in establishing the terms of the Option; or
          (v) in the event of termination of employment for any reason other than death, the commencement of benefits under the Company’s Long Term Disability Plan, or retirement from the Company at age 65, 30 days following the last day that the option holder is employed by the Company, or on such other date as may be set by the Compensation Committee in accordance with the terms of the Plan.
     If an option holder commits any act of malfeasance affecting the Company, breaches any restrictive covenant or employment agreement with the Company, or engages in conduct that warrants discharge for cause (as defined in Section 2(d) of the Plan), any unexercised portion of an option shall lapse immediately upon the earlier of the occurrence of such event or the option holder’s last day of employment by the Company.
     In the event of a change of control of the Company (as defined in the Plan), the Company’s Board of Directors may vote to immediately terminate or accelerate the exercisability of the options. If the options are terminated, the Company shall pay the option holders a cash payment equal to the difference between the exercise price and the fair market value, as of the close of business on the date of termination, of the vested shares that would have been subject to the terminated option on the date of the termination.
     Transferability. No option granted under the Plan is assignable or transferable by a participant other than by will or by the laws of descent and distribution.
     DISCRETIONARY RESTRICTED SHARE GRANTS. Individuals who are eligible to participate in the Plan generally are eligible to receive grants of restricted share awards, as determined by the Compensation Committee, in its sole and absolute discretion. A “restricted share” is a share of Common Stock of the Company which is subject to certain restrictions on transfer and on the participant’s rights and interest with regard to such share. Generally, a restricted share shall vest and become non-forfeitable upon the completion of a certain period of continuous service with the Company by the participant, at which time any other restrictions applicable to such shares shall lapse. In the event that the participant does not complete the required period of continuous service, the restricted shares subject to his award shall be forfeited. The Compensation Committee may also make a restricted share grant subject to certain grant conditions, including without limitation, employment, performance or other award conditions which the Compensation Committee deems appropriate. The conditions applicable to a restricted share award shall be set forth in a restricted share award agreement entered into by the participant and the Company, and such award shall be governed by the terms and conditions of such agreement and the Plan.

     In the event of a change of control of the Company (as defined in the Plan), the Board may, but is not required to, accelerate the vesting and/or lapse of restrictions applicable to restricted shares to which a registrant is entitled, if any, under a restricted share award.
     GRANTS TO OUTSIDE DIRECTORS. Outside Directors of the Company shall be eligible to receive grants of stock options and restricted share awards in the sole and absolute discretion of the Compensation Committee. Provisions in the original Plan that provided for automatic grants of stock options upon a director’s initial election or appointment to the Board and upon each anniversary of their appointment have been deleted from the Plan.
     Exercise Price. The exercise price of each share subject to an option granted to an Outside Director shall be the fair market value of the Common Stock on the date the option is granted.
     Exercise of Options. Each option granted to an Outside Director shall become exercisable on the first anniversary of the date of grant and may be exercised by the Outside Director for a period of ten (10) years from the date of grant or for such shorter period as is set by the Compensation Committee in establishing the terms of the Option at grant; provided, however, that in the event of the death of an Outside Director, the Option shall be exercisable only within the twelve (12) months next succeeding the date of death, and then only (i) by the executor or administrator of the Outside Director’s estate or by the person or persons to whom the Outside Director’s rights under the Option shall pass by the Outside Director’s will or the laws of descent and distribution, and (ii) if and to the extent that the Outside Director was entitled to exercise the Option at the date of the Outside Director’s death, provided that in no event shall the Option be exercisable more than ten (10) years after the date of grant.
     RESTRICTIONS ON RESALE. Any person who is not an “affiliate” of the Company generally may reoffer or resell shares of Common Stock received upon exercise of an option without restriction under the Securities Act of 1933 (the “Securities Act”). In contrast, any person receiving shares of Common Stock upon exercise of an option who is an “affiliate” of the Company generally may reoffer or resell such shares only pursuant to (i) a registration statement filed under the Securities Act (the Company having no obligation to file such a registration statement), (ii) an appropriate exemption from the registration requirements of the Securities Act, or (iii) Rule 144 under the Securities Act.
     DURATION OF PLAN. Awards may be granted under the Plan only during the ten years immediately following the effective date of the Plan. Accordingly, options and restricted shares may not be granted under the Plan after June 20, 2016.
     AMENDMENT AND TERMINATION. To the extent permitted by applicable law, the Board of Directors may alter, amend, or terminate the Plan from time to time without approval of the shareholders. However, without shareholder approval, no amendment will be effective that: (i) materially increases the benefits accruing to participants under the Plan; (ii) increases the aggregate number of shares that may be delivered under the Plan; (iii) materially modifies the eligibility requirements for participation in the Plan; or (iv) amends the requirements of (i)-(iii) of this paragraph. Any amendment, whether with or without shareholder approval, that alters the terms or provisions of an award granted before the amendment (unless the alteration is expressly permitted under the Plan) will be effective only with the consent of the participant to whom the award was granted or the holder currently entitled to exercise it.
     DESIGNATION OF BENEFICIARY. Each participant shall designate a beneficiary to receive, in the event of the participant’s death, any rights to which the participant may be entitled under the Plan. Designation of a beneficiary by a participant shall be made in writing and shall be filed with the

Compensation Committee. If no such beneficiary is designated or if the beneficiary so designated does not survive the participant, the estate of such participant shall be deemed to be his beneficiary. A participant may, by written notice to the Committee, change his beneficiary designation.
     FEDERAL INCOME TAX CONSEQUENCES.
     Incentive Stock Options. If an incentive stock option is granted to a participant in accordance with the terms of the Plan, no income will be recognized by such participant at the time the option is granted.
     Generally, upon exercise of an incentive stock option granted under the Plan, a participant will not recognize any income and the Company will not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares of stock received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the participant to the alternative minimum tax. The disposition of shares acquired upon exercise of an incentive stock option under the Plan will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period). Generally, however, if the participant disposes of shares of stock acquired upon exercise of an incentive stock option within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the participant will recognize ordinary income, and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares on the date of exercise over the purchase price (or, in certain circumstances, the gain on sale, if less). Any excess of the amount realized by the participant on the disqualifying disposition over the fair market value of the shares on the date of exercise of such option will ordinarily constitute capital gain.
     Nonqualified Stock Options. A participant who receives a grant of a non-qualified stock option in accordance with the terms of the Plan will recognize income at the time the option is granted unless the option does not have a readily ascertainable fair market value and the grant of the option does not constitute a transfer of the underlying stock.
     Upon exercise of a non-qualified stock option granted under the Plan, a participant will recognize as ordinary income the excess of the fair market value of the shares of stock received on the date of exercise over the option exercise price. Upon the sale of the stock by the participant, the difference between the amount realized in the sale and the fair market value of the stock on the date the option was exercised is generally recognized by the participant as a capital gain or loss. Upon the exercise of the option, the Company receives a deduction equal to the amount included in income by the participant.
     Delivery of shares upon exercise of a non-qualified stock option granted under the Plan is subject to any required withholding taxes. A person exercising such an option may, as a condition precedent to receiving the shares, be required to pay the Company a cash amount equal to the amount of required withholdings.
     Restricted Stock. A restricted stock award recipient will not be taxed at the time a restricted stock award is granted, and the Company will not be entitled to a deduction at that time, if and to the extent that the shares could be forfeited upon the recipient’s failure to remain in the employ of the Company or its subsidiaries or otherwise satisfy specified conditions. Any such restriction on the restricted stock award generally is referred to as a “substantial risk of forfeiture” for federal income tax purposes. At the time that the restriction lapses, the recipient will recognize ordinary income in an amount equal to the market price of the shares as of such date, the award will be subject to any required withholding taxes, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the recipient upon disposition of the shares will be treated as capital gains and losses; the tax basis for the shares will be equal to the market price of the shares at the time of the lapse of the restrictions, and the holding period for the shares will commence as of the date on which the restrictions lapse.
     A participant who has been granted a restricted stock award that is not subject to a substantial risk of forfeiture will recognize ordinary income in an amount equal to the market price of the Company shares as of the date of the award, and the Company will then be entitled to a corresponding deduction.
     If a participant is awarded shares of restricted stock that are subject to a substantial risk of forfeiture, recognition of income may be accelerated to the award date if the participant files an election under Code Section 83(b). Such an election must be filed by the recipient with the Internal Revenue Service not later than 30 days after the date the shares are issued. A copy of the election must also be filed with the Company. If such an election is properly filed in a timely manner, the participant will be taxed at ordinary income tax rates on an amount equal to the market price of the shares on the date of the award, the award will be subject to any required withholding tax, the holding period for the shares will commence on the date of the award, and the Company will be entitled to a deduction equal to the market price of the shares as of the award date. Gains or losses realized by the recipient upon disposition of such shares will be treated as capital gains and losses, with the tax basis of such shares equal to the market price of the shares at the time of their award.
     The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to grants of options under the Plan. It is emphasized that, while the Company believes that the foregoing statements are correct based on existing provisions of the Code and the interpretations thereof, no assurance can be given that legislative, administrative, or judicial changes or interpretations will not occur that would modify such statements. Also, individual financial situations may vary and state and local taxation may be significant.

     NEW PLAN BENEFITS. The Company currently cannot determine the number of options or restricted shares to be received in the future by the Named Executive Officers, non-employee directors, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group, as a result of the proposed increase in the number of shares available under the Plan, or what amounts would have been received by any person or group of persons for fiscal year 2005 if the proposed increase in the number of shares available under the Plan had been in effect.
     ADDRESS FOR ADDITIONAL INFORMATION. Additional information concerning the Plan and its administration by the Compensation Committee may be obtained by contacting Kos Pharmaceuticals, Inc., 1 Cedar Brook Drive, Cranbury, New Jersey 08512-3618, Attention: President, telephone number (609) 495-0500.
     APPROVAL BY SHAREHOLDERS. Approval of the Amended and Restated Kos Pharmaceuticals, Inc. Plan requires the affirmative vote of a majority of the outstanding shares of the Common Stock represented at the Annual Meeting and entitled to vote.
     OPTIONS GRANTED UNDER PLAN. The following table sets forth certain information relating to outstanding options to purchase Common Stock granted under the Plan as of December 31, 2005:

	Exercise	Number of
Name and Position	Price(1)	Options Granted
Daniel M. Bell	$23.16	800,000
Chairman of the Board of Directors
Robert E. Baldini	$37.39	147,500
Vice Chairman of the Board of Directors
Adrian Adams	$33.59	945,000
President and Chief Executive Officer
Richard A. King	$34.44	221,000
Executive V.P., Commercial Operations
Kevin P. Clarke	$60.45	100,000
Executive V.P., Chief Financial Officer
Andrew I. Koven	$39.04	131,875
Executive V.P., General Counsel
Mark E. McGovern	$36.38	160,000
Executive V.P., Chief Medical Officer
Ralf Rosskamp	$37.94	109,500
Executive V.P., Research and Development
Executive Group	$32.34	2,614,875
Non-Executive Director Group	$28.22	1,142,000
Director Nominees	$29.00	3,034,500
Non-Executive Officer Employee Group	$35.46	5,892,787

(1)	Reflects the weighted average exercise price of all options granted to such person or group.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED KOS PHARMACEUTICALS, INC. 1996 STOCK OPTION PLAN, WHICH SHALL THEREAFTER BE KNOWN AS THE KOS INCENTIVE PLAN.

PROPOSAL 3:
RATIFY THE APPOINTMENT OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of Ernst & Young LLP, certified public accountants, served as the Company’s independent registered public accounting firm for the year ended December 31, 2005. Ernst & Young LLP has advised the Company that the firm does not have any direct or indirect financial interest in the Company or its subsidiary, nor has such firm had any such interest in connection with the Company or its subsidiary during the past year, other than in its capacity as the Company’s independent registered public accounting firm. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Although the Audit Committee is not required to do so, it is submitting its selection of the Company’s independent registered public accounting firm for ratification at the Annual Meeting in order to ascertain the views of its shareholders. The Audit Committee will not be bound by the vote of the shareholders; however, if the selection is not ratified, the Audit Committee would reconsider its selection. Representatives of Ernst & Young LLP have been requested to be and are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM WITH RESPECT TO THE FISCAL YEAR ENDING DECEMBER 31, 2006.

ANNUAL REPORT
     The Company’s 2005 Annual Report to Shareholders, including financial statements for the year ended December 31, 2005, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of such report are available upon request. To obtain such additional copies, please contact the Company’s Investor Relations Department at (609) 495-0500.
     Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission (including financial statements and schedules thereto) for the fiscal year ended December 31, 2005, without charge. Please direct written requests to: Investor Relations Department, Kos Pharmaceuticals, Inc., 1 Cedar Brook Drive, Cranbury, New Jersey 08512-3618.
SHAREHOLDER PROPOSALS
     Pursuant to Rule 14a-8 under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company’s Proxy Statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to the Company in a timely manner. Any shareholder of the Company who wishes to present a proposal for inclusion in the Proxy Statement and form of proxy for action at the 2007 Annual Meeting of Shareholders must comply with the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission then in effect. Such proposal must have been mailed to the Company at its offices at 1 Cedar Brook Drive, Cranbury, New Jersey 08512-3618, Attention: Corporate Secretary, and must be received by the Company before November 28, 2006. In any event, any such proposal will be considered untimely for purposes of Exchange Act Rule 14a-5(e)(2), and any proxy granted with respect to the 2007 annual meeting will confer discretionary authority to vote with respect to such proposal, if notice of such proposal is not received by the Company before February 19, 2007.
OTHER MATTERS
     The Board of Directors is not aware of any other matters to come before the Meeting. If, however, any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters.
* * *

Appendix A
KOS PHARMACEUTICALS, INC.
AUDIT COMMITTEE CHARTER
Revised July 28, 2005
I.	PURPOSE
     The purpose of the Audit Committee of the Board of Directors of Kos Pharmaceuticals, Inc. (the “Company”) is to oversee (1) the accounting and financial reporting processes of the Company, (2) the audits of the financial statements of the Company, (3) the quality and integrity of the Company’s accounting and financial reporting processes and financial statements, (4) the qualifications, independence, and performance of the Company’s independent registered public accountants (the “independent accountants”), and (5) the performance of the Company’s internal audit function as it relates to matters involving financial reporting.
II.	COMPOSITION
A.	The membership of the Audit Committee shall consist of at least three (3) independent members of the Board of Directors, who shall serve at the Board’s pleasure.

B.	All of the members of the Audit Committee must meet the independence requirements of Rule 4200(a) and Rule 4350(d)(2)(A) of the Nasdaq Stock Market, Inc. (“Nasdaq”), Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”) and such other requirements as may be adopted by Nasdaq and the Commission from time to time.

C.	The members of the Audit Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

D.	No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

E.	Audit Committee members and the Audit Committee chairperson shall be designated annually by the Board of Directors.

F.	Members shall not serve on more than three audit committees of public companies simultaneously unless the Board of Directors determines that it does not believe that such service would impair the member’s ability to effectively serve on the Audit Committee.

G.	The Company’s internal auditors shall report on a regular basis to the Audit Committee.

III.	MEETINGS
     The Audit Committee shall meet at least quarterly or more frequently if deemed necessary in its discretion. The Committee may ask members of management or others to attend any meeting and provide pertinent information as necessary. The Committee shall report to the Board of Directors at least annually on the adequacy of this written charter (the “Charter”) and as to the state of the Company’s system of financial controls and the work of the independent accountant engaged by the Company. Moreover, the Committee shall decide what additional reports of its meetings, actions and recommendations are to be made to the Board of Directors, and shall make such reports.
IV.	AUTHORITY
The Audit Committee shall have, and may exercise, all authority that is vested in the Board of Directors with respect to the following matters and such other audit related matters that may reasonably be considered or approved by the Audit Committee:
A.	The appointment, compensation, retention and oversight of the independent accountant employed to prepare an audit report or perform other audit, review or attest services for the Company, including resolution of disagreements between the independent accountants and management. The independent accountant shall report directly to the Audit Committee.

B.	The receipt of a formal written statement delineating all relationships between the independent accountant and the Company, consistent with Independence Standards Board Standard No. 1.

C.	Engaging in dialogue with the independent accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountant.

D.	The oversight of the independence of the independent accountant, including receiving and reviewing all reports submitted by the independent accountant that are required by any applicable law, rule, or regulation.

E.	The review with management and the independent accountant of such matters that may be relevant to the preparation, review and audit of the Company’s financial statements, which may include the scope and results of the audit, any issues affecting the financial statements or the audit, the Company’s financial reporting and accounting standards or principles and any significant changes in such standards or principles or their application, any serious difficulties or disputes with management encountered during the course of the audit, the Company’s disclosure controls and procedures and internal controls over financial reporting, and any matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards (“GAAP”).

F.	Reviewing and discussing with the internal auditors and the independent accountants the overall scope and plans for their respective audits, including the adequacy of staffing and budget or compensation.

G.	Reviewing and discussing with management and the independent accountant the quarterly financial statements, including management’s discussion and analysis of financial condition and results of operations, prior to filing of the Company’s Quarterly Report on Form 10-Q.

2

H.	Reviewing and discussing with management and the independent accountant the annual audited financial statements, including management’s discussion and analysis of financial condition and results of operations, prior to filing of the Company’s Annual Report on Form 10-K, as well as, any other matters communicated to the Audit Committee by the independent accountants under the standards of the Public Accounting Oversight Board.

I.	Meeting with the independent accountant and management in separate executive sessions, when appropriate, to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately with the Audit Committee.

J.	The preparation and approval of the Audit Committee report required by the Commission to be included in the Company’s proxy statement.

K.	Reviewing with the CEO, the CFO, the Chief Compliance and Ethics Officer, the internal auditor, and the independent accountant all significant deficiencies in the design or operation of internal controls over financial reporting that could adversely affect the Company’s ability to record, process, summarize and report financial data; and any fraud, whether material or not, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

L.	Reviewing management’s report on its assessment of the adequacy and effectiveness of internal control over financial reporting as of the end of each fiscal year and the independent accountants’ report on (1) management’s assessment and (2) the effectiveness of internal control over financial reporting.

M.	Discussing with management, the internal auditors, and the independent accountants (1) management’s process for assessing the adequacy and effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and (2) any deficiencies or changes in internal control over financial reporting.

N.	Assessing the impact of significant regulatory or legal changes or any other significant developments that may have an impact on matters within the scope of the Board of Directors or Audit Committee’s authority as presented by reports from management, the independent accountant, and legal counsel.

O.	The review of any Company policies, procedures or programs that may have an impact on matters within the scope of the Audit Committee’s authority.

P.	The pre-approval of auditing services and permitted non-auditing services to be performed by the independent accountant, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, that are approved by the Audit Committee prior to the completion of the audit and the disclosures required to be included in Commission filings with respect to the non-audit services provided by the independent accountant.

Q.	The formation of and delegation of authority to subcommittees comprised of one or more Audit Committee members, including the authority to grant pre-approvals of audit and non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

3

R.	The engagement of and funding for independent legal, accounting or other advisors as the Audit Committee determines is appropriate or necessary to carry out its duties.

S.	The establishment of policies and procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters; and the confidential, anonymous submission of employee concerns regarding questionable auditing or accounting matters.

T.	The review and approval of all related party transactions. (The term “related party transaction” refers to transactions required to be disclosed pursuant to Item 404 of Regulation S-K.)
The Audit Committee shall have unrestricted access to Company personnel and documents and will be given the resources necessary to operate under this charter. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the scope of this charter. The Audit Committee shall have access to funds, and shall determine the appropriate amount, to pay for the ordinary administrative expenses of the Audit Committee that are necessary or appropriate to carry out its duties.
V.	ACTIONS OF THE AUDIT COMMITTEE
     A majority of the Audit Committee shall constitute a quorum, and the action of a majority of the members of the Audit Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Audit Committee.
VI.	RULES AND REGULATIONS
     The Audit Committee may establish and adopt for itself any rules and regulations it deems appropriate.
VII.	LIMITATION OF AUDIT COMMITTEE’S ROLE
     Although the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations, which is the responsibility of management and the independent accountant.

4

ATTN: INVESTOR RELATIONS 1 CEDAR BROOK DRIVE CRANBURY, NJ 08512

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kos Pharmaceuticals, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000
è000000000000

	PAGE	1 OF	2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒		KOSPA1	KEEP THIS PORTION FOR YOUR RECORDS

			DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KOS PHARMACEUTICALS, INC.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.		02		0000000000		215010727603

Vote On Directors
Proposal 1: ELECTION OF DIRECTORS:			For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Nominees:			All	All	Except
01) Michael Jaharis	07) Steven Jaharis, M.D.
02) Daniel M. Bell	08) Nicolaos E. Madias, M.D.		☐	☐	☐
03) Robert E. Baldini	09) Mark Novitch, M.D.
04) Adrian Adams	10) William D. Pruitt
05) John Brademas, Ph.D.	11) Frederick B. Whittemore
06) Kevin T. Ferro

Vote On Proposals		For	Against	Abstain

Proposal 2:
AMEND AND RESTATE THE KOS PHARMACEUTICALS, INC. 1996 STOCK OPTION PLAN (i) TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK THAT MAY BE ISSUED THEREUNDER FROM 17,000,000 TO 22,000,000; (ii) TO PROVIDE FOR THE GRANTING OF RESTRICTED STOCK; (iii) TO EXTEND THE TERMINATION DATE UNDER THE PLAN TO JUNE 20, 2016; AND (iv) TO MAKE CERTAIN OTHER AMENDMENTS TO THE PLAN.
		☐	☐	☐

Proposal 3:	RATIFY THE APPOINTMENT OF ERNST& YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

NOTE: Please sign exactly as name or names appear on stock certificate (as indicated hereon). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signature is by a corporation, sign the full company name by a duly authorized officer.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

The above named Proxies are granted the authority, in their discretion, to act upon such other matters as they may properly come before the meeting or any postponement or adjournment thereof.

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

					123,456,789,012
		P28017			500648100
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date	19

Kos Pharmaceuticals, Inc.
Annual Meeting of Shareholders, April 27, 2006
Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Daniel M. Bell and Adrian Adams, as Proxies, with full power to act without the other and each with power of substitution, and hereby authorizes them, to represent and vote, as designated on the reverse side of this card, all shares of Common Stock of Kos Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned at the close of business on March 1, 2006, at the Annual Meeting of Shareholders to be held on April 27, 2006, or any adjournment thereof.
     This proxy is solicited on behalf of the Board of Directors for use at the 2006 Annual Meeting of the Company’s Shareholders.
     Should any nominee decline or be unable to accept such nomination to serve as a Director, an event that the Company does not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Board of Directors.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all proposals.
(To Be Signed on Reverse Side.)